EXHIBIT A

Dominick’s Finer Foods, Inc.

401(k) Retirement Plan for

Union Employees

Financial Statements for the Years Ended

December 31, 2004 and 2003, Supplemental

Schedule as of December 31, 2004 and

Report of Independent Registered Public

Accounting Firm

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of Dominick’s Finer Foods, Inc. 401(k) Retirement Plan for Union Employees (the “Plan”) as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004 and 2003, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche

San Francisco, California

June 28, 2005

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2004 AND 2003 (In Thousands)

	2004	2003
ASSETS:
Investments at fair value:
Mutual funds	$67,498	$60,051
Safeway stock account	1,634	1,539
Short-term investment funds	78,146	—
Participant loans	5,408	5,442

Total	152,686	67,032
Investments at contract value - guaranteed long-term fund	—	80,103

Total investments	152,686	147,135

Contributions receivable	145	—
Due from broker for securities sold	64	—

Total assets	152,895	147,135
LIABILITIES
Accrued administrative expenses	69	—
Due to broker for securities purchased	350	—

Total liabilities	419	—

NET ASSETS AVAILABLE FOR BENEFITS	$152,476	$147,135

See notes to financial statements.

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2004 AND 2003 (In Thousands)

	2004	2003
ADDITIONS
Investment income:
Net appreciation in fair value of investments	$4,134	$11,878
Interest and dividends	4,759	3,619
Loan interest income	288	349

Total investment income	9,181	15,846
Participant contributions	8,287	8,879

Total additions	17,468	24,725

DEDUCTIONS
Benefits paid to participants	(11,934)	(7,097)
Administrative fees	(193)	(34)

Total deductions	(12,127)	(7,131)

NET INCREASE	5,341	17,594

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	147,135	129,541

End of year	$152,476	$147,135

See notes to financial statements.

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

NOTES TO FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	DESCRIPTION OF THE PLAN

The following description of the Dominick’s Finer Foods, Inc. 401(k) Retirement Plan for Union Employees (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2004.

General—The Plan is a defined contribution plan available to Dominick’s Finer Foods, Inc. (the “Company”) union employees who have attained age 21 and completed one month of employment. In November 1998, the Company was acquired by Safeway Inc., which assumed sponsorship of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Contributions—Employees may elect to contribute between 1% to 18% of their eligible pay, up to a maximum contribution of $13,000 and $12,000 for the years ended December 31, 2004 and 2003, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. Employer contributions are not permitted.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan was Connecticut General Life Insurance Company (“CIGNA”) through April 8, 2004. Merrill Lynch became the trustee and recordkeeper on April 9, 2004.

Investment Options—Participants may direct their contributions to any one or combination of eight investment funds and Safeway stock, as elected by the participant. During 2003, the guaranteed long term fund invested in a diversified portfolio primarily consisting of commercial mortgages and privately placed and publicly traded debt securities, including corporate bonds, and asset backed securities. This account was fully benefit responsive. The guaranteed interest rate was 4.58% as of and for the year ended December 31, 2003. Participants may change their investment options on a daily basis.

Vesting—Participants are fully vested in their account balances.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70½, (b) to receive an immediate lump sum distribution as cash, as Safeway Stock (to the extent invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) receive a series of payments over a period of years not to exceed the participant’s or participant and spouse’s life expectancies if such balance exceeds $5,000. The optional forms of annuity payments are (i) a 10 or 15 Years Certain and Life Annuity, (ii) a Contingent Annuitant – Ten Years Certain and Life Annuity, (iii) a Flexible Installment Refund Annuity, or (iv) a 5, 10 or 15 Years Installment Refund Annuity. If a participant’s balance is less than $5,000, the participant must receive an immediate lump sum distribution. Distributions after age 59½ are taxed as ordinary income and are subject to withholding.

Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed 5 years except loans used to purchase a primary residence may have terms up to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account. The interest rate charged on participant loans shall be a fixed reasonable rate of interest, determined from time to time by the Administrator, which provides the Plan with a return commensurate with the prevailing interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. The interest rate may be changed from time to time without the necessity of amending this Plan and Trust document. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding. At December 31, 2004 and 2003, respectively, there were 1,030 and 1,183 loans outstanding with interest rates ranging from 5.0% to 10.50%.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the value of their individual investment accounts.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value, except for the guaranteed income fund, which is stated at contract value. The fair values of the Plan’s investments are determined based on quoted market prices which represent the net asset value of shares held by the Plan at year-end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefits are recorded when paid.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from these estimates.

Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Income taxes—The Plan obtained its latest determination letter, dated March 31, 2003, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan administrator and Plan’s tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values (or contract values) of individual investments that represent 5% or more of the Plan’s net assets at December 31, 2004 and 2003 were as follows (in thousands):

	2004	2003
SEI Stable Asset Fund	$78,146	$—
Chesapeake Core Growth Fund	14,842	—
Guaranteed Long Term Fund	—	80,103
S&P 500 Stock Index Account	—	21,991
Fidelity Advisor Growth Opportunities Account	—	14,996
Balanced Income/Wellington Management Account	—	11,168
PIMCO Total Return Fund	7,760	—
Merrill Lynch S&P 500 Index Fund	35,907	—

During the years ended December 31, 2004 and 2003, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2004	2003
Mutual funds	$4,335	$11,878
Common stock	(201)	—

Total appreciation	$4,134	$11,878

4.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock representing party-in-interest transactions that qualify as exempt prohibited transactions.

Certain Plan investments represent shares of common trust accounts and were managed by CIGNA. CIGNA was an affiliate of the trustee as defined by the Plan and, therefore, those transactions qualified as party-in-interest transactions. Administrative fees paid to CIGNA for recordkeeping were $8,164 and $34,120 in 2004 and 2003, respectively. Certain Plan investments are also managed by Merrill Lynch, trustee of the Plan as of April 9, 2004. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $150,543 in 2004.

* * * * * *

DOMINICK’S FINER FOODS, INC.

401(k) RETIREMENT PLAN FOR UNION EMPLOYEES

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2004 (In Thousands)

		Current Value
	Short-Term Investment Funds
	SEI Stable Asset Fund #191-411	$78,146
*	Safeway Common Stock (82,802 Shares)	1,634
	PIMCO Total Return Fund (727,287 units)	7,760
	AllianceBernstein Growth & Income Fund (232,411 units)	869
*	Merrill Lynch S&P 500 Index Fund (2,419,604 units)	35,907
	ING International Value Fund (367,505 units)	6,486
	Evergreen Small Cap Value Fund (57,847 units)	1,354
	Chesapeake Core Growth Fund (875,634 units)	14,842
	Emerald Growth Fund (21,226 units)	280
	Participant Loans (1,030 loans, interest rates ranging from 5.00% to 10.50%)	5,408

	TOTAL	$152,686

*	Represents a party-in-interest transaction